UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:
[X]      Preliminary Proxy Statement
[  ]     Confidential, For Use of the Commission only (as permitted by Rule
         14a-6(e) (2))
[  ]     Definitive Proxy Statement
[  ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant to Rule 140-11(c) or Rule 240-2


                    NEW WORLD COFFEE - MANHATTAN BAGEL, INC.
                (Name of Registrant as Specified In Its Charter)

         ---------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)       Title of each class of securities to which transaction applies:____________.

2)       Aggregate Number of securities to which transaction applies: ________.

3)       Per unit price or other underlying value of transaction  computed  pursuant to Exchange
         Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): __________.

4)       Proposed maximum aggregate value of transaction: ______________.

5)       Total fee paid:____________.

[  ]     Fee paid previously with preliminary materials.

[        ] Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)       Amount Previously Paid:______________.

2)       Form, Schedule or Registration Statement No.:_______________.

3)       Filing Party:________________________.

4)       Date Filed:_________________.


                    NEW WORLD COFFEE - MANHATTAN BAGEL, INC.
                             246 Industrial Way West
                           Eatontown, New Jersey 07724


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     To the Stockholders of New World Coffee - Manhattan Bagel, Inc.:


     A special  meeting  of the  stockholders  of New World  Coffee -  Manhattan
Bagel, Inc, a Delaware corporation, will be held on September 12, 2001 commencing at 9:30 a.m. at the Company's offices located at 246 Industrial Way West, Eatontown, New Jersey 07724. The meeting is called for the following purposes:



     1. To consider and vote upon a proposed amendment to our Certificate of Incorporation to increase the authorized Common Stock from 50,000,000 shares to 150,000,000 shares.


     2. To consider and vote upon a proposed amendment to our Certificate of Incorporation to change our name to New World Enterprises, Inc.

     3. To approve the issuance of warrants to purchase an aggregate of 13,720,000 shares of our Common Stock in connection with the sale of senior secured increasing rate promissory notes and warrants to purchase an aggregate of 42,950,564 shares of our Common Stock in connection with the sale of Series F Preferred Stock, and the issuance of the underlying Common Stock for purposes of the NASDAQ National Market listing of our Common Stock; and

     4. To transact such other business as may properly come before the Special Meeting of Stockholders or any adjournments thereof.


     Stockholders of record at the close of business on July 30, 2001 are entitled to notice of, and to vote at the Special Meeting of Stockholders. The accompanying form of proxy is solicited by the Board of Directors of the Company. Reference is made to the enclosed proxy statement for further information with respect to the business to be transacted at the Special Meeting of Stockholders.

     If you do not expect to attend the Special Meeting of Stockholders in person, please sign and date the enclosed proxy and mail it promptly in the enclosed envelope. Sending in your proxy will not prevent your attending and voting at the meeting in person should you later decide to do so.

                                By order of the Board of Directors.

                                Jerold E. Novack, Secretary



Dated:     August 22, 2001



                    NEW WORLD COFFEE - MANHATTAN BAGEL, INC.
                             246 Industrial Way West
                           Eatontown, New Jersey 07724

                                 PROXY STATEMENT


                                 August 22, 2001


     This proxy statement is being mailed to stockholders of record as of July 30, 2001 and is furnished in connection with the solicitation of proxies by the Board of Directors of New World Coffee - Manhattan Bagel, Inc. (the "Company") for use at the Special Meeting of Stockholders of the Company to be held on September 12, 2001, commencing at 9:30 a.m. at the offices of the Company at 246 Industrial Way West, Eatontown, New Jersey 07724. Proxies will be voted in accordance with directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxy voters. Any proxy on which no direction is specified will be voted in favor of the action described in the proxy statement.


     A proxy in the enclosed form may be revoked at any time, prior to it being voted at the Special Meeting by sending a subsequently dated proxy or by giving written notice to the Company, in each case to the attention of Jerold E. Novack, Secretary, at the address set forth above. Stockholders who attend the Special Meeting may withdraw their proxies at any time before their shares are voted by notifying the Company at the meeting and voting their shares in person.


     The expense of the solicitation of proxies for the Special Meeting of Stockholders, including the cost of preparing, assembling and mailing the notice, proxy and proxy statement, the handling and tabulation of proxies received and the charges of brokerage houses and other institutions, nominees or fiduciaries in forwarding such documents of the proxy material to beneficial owners, will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone and telegraph by directors, officers or regular employees of the Company. The total cost of proxy solicitations by the Company will not exceed $7,500.

     The matters to be considered at the Special Meeting of Stockholders include: (1) to approve a proposed amendment to our Certificate of Incorporation to increase the authorized Common Stock we are authorized to issue from 50,000,000 shares to 150,000,000 shares; (2) to approve a proposed amendment to our Certificate of Incorporation to change our name to New World Enterprises, Inc.; (3) to approve the issuance of warrants to purchase an aggregate of 13,720,000 shares of our common stock in connection with the sale of senior secured increasing rate promissory notes and warrants to purchase an aggregate of 42,950,564 shares of our common stock in connection with the sale of Series F Preferred Stock, and the issuance of the underlying common stock for purposes of the the NASDAQ National Market listing of our common stock; and (4) to transact such other business as may properly come before the Special Meeting or any adjournments thereof. The Company is aware of no other matters to be presented for action at the Special Meeting of Stockholders.


                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     Holders of Common Stock at the close of business on July 30, 2001 will be entitled to vote. Each share of Common Stock entitles the holder to one (1) vote on each matter to be voted upon. On the record date there were __________ outstanding shares of Common Stock (excluding any treasury shares), which is the only class of voting stock outstanding.

                            MATTERS TO BE VOTED UPON


            PROPOSAL NO. 1: TO APPROVE AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK

     The Board of Directors has approved, and is recommending to the Stockholders for approval at the Special Meeting of Stockholders, an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock which we are authorized to issue from 50,000,000 shares to 150,000,000 shares. The Board of Directors has determined that this amendment is advisable and should be considered at the Special Meeting of Stockholders.


Purposes and Effects of Proposed Increase in the Number of Authorized Shares of Common Stock

     The proposed amendment would increase the number of shares of Common Stock which we are authorized to issue from 50,000,000 shares to 150,000,000 shares. The additional 100,000,000 shares would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding. At July 30, 2001, _______ shares of Common Stock were outstanding, and ________ shares were reserved for issuances upon conversion of convertible securities and purchasable upon the exercise or outstanding options and warrants including those for which approval is sought. There is a shortfall in authorized Common Stock as of that date of ______ shares. The Board of Directors believes it is desirable to increase the number of shares of Common Stock we are authorized to issue by an additional 100,000,000 shares to provide us with sufficient shares of Common Stock to be reserved for the exercise of outstanding options and warrants and to provide us with adequate flexibility in the future.

     The holders of our Common Stock are not entitled to preemptive rights or cumulative voting. Accordingly, the issuance of additional shares of Common Stock might dilute, under certain circumstances, the ownership and voting rights of stockholders. The proposed increase in the number of shares of Common Stock we are authorized to issue is not intended to inhibit a change in control of the Company. However, the availability for issuance of additional shares of Common Stock could discourage, or make more difficult, efforts to obtain control of the Company. For example, the issuance of shares of Common Stock in a public or private sale, merger, or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of the Company. We are not aware of any pending or threatened efforts to acquire control of the Company.


Amendment to Certificate of Incorporation


     If approved, the first sentence of Article FOURTH of our Certificate of Incorporation would be amended and restated in its entirety as follows:

               FOURTH: The total number of shares which the Corporation shall have the authority to issue is One Hundred Fifty Two Million (152,000,000), consisting of One Hundred Fifty (150,000,000) shares of common stock, and Two Million (2,000,000) shares of preferred stock, all of par value of $.001 per share.


Vote Required and Board Recommendation


     The affirmative vote of holders of a majority of the shares entitled to vote at the Special Meeting of Stockholders is required to approve the proposed amendment. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION

            PROPOSAL NO. 2: TO APPROVE AN AMENDMENT TO THE COMPANY'S
               CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF
                   THE COMPANY TO NEW WORLD ENTERPRISES, INC.

     The Board of Directors has approved and recommends to the stockholders for their approval an amendment to the Company's Certificate of Incorporation to change the name of the Company from "New World Coffee-Manhattan Bagel, Inc." to "New World Enterprises, Inc."

Purpose of Proposed Change of Name

     The purpose of this amendment is to reflect the broadened scope of the Company's activities after the acquisition by the Company of the assets of Einstein/Noah Bagel Corp. on June 19, 2001. Management believes that changing the name of the Company will appropriately reflect the Company's expansion through its acquisition of the Einstein/Noah business.

 Amendment to Certificate of Incorporation

     If approved, Article FIRST of our Certificate of Incorporation would be restated in its entirety as follows:

            FIRST:  The name of the Corporation is New World Enterprises, Inc.


Vote Required and Board Recommendation

     The affirmative vote of a majority of shares outstanding is required to approve this proposal. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.


Officers and Directors

     The executive officers, directors and key employees of the Company and their ages as of July 30, 2001 are as follows:


Name                                                    Age Position
----                                                    --- --------
R. Ramin Kamfar.....................................     37 Chairman and Director
Anthony D. Wedo                                          42 Chief Executive Officer and Director Nominee*
William Rianhard....................................     43 President and Chief Operating Officer
Jerold E. Novack....................................     45 Executive Vice President, Chief Financial
                                                            Officer, Treasurer and Secretary
Keith F. Barket(1)(2)...............................     39 Director
Karen Hogan(1)......................................     39 Director
Edward McCabe(2)....................................     62 Director
Leonard Tannenbaum..................................     29 Director
Eve Trkla...........................................     38 Director
William Nimmo(2)....................................     46 Director
-----------

* Anthony D. Wedo has been nominated as a Director of the Company and is expected to assume such post upon the taking of appropriate corporate action.

(1)      Member of Audit Committee

(2)      Member of Compensation Committee

     R. Ramin Kamfar. Mr. Kamfar has served as a Director since founding the Company and as Chairman and Chief Executive Officer since December 1998. From May 1996 to December 1998, he served as President and Chief Executive Officer of the Company. Between October 1993 and May 1996, Mr. Kamfar served in a number of functions, including Co-President and Co-Chief Executive Officer of the Company. Between 1988 and 1993, he worked in the Investment Banking Division of Lehman Brothers Inc., New York, NY, most recently as a Vice President in the firm's Private Placement Group. Mr. Kamfar is a director of Vsource, Inc. Mr. Kamfar has a B.S. degree with distinction in Finance from the University of Maryland and an M.B.A. degree with distinction in Finance from The Wharton School at the University of Pennsylvania.


     Anthony D. Wedo. Mr. Wedo joined the Company as Chief Executive Officer in July, 2001 and is a nominee to serve as a Director. Since 1998, Mr. Wedo has served as chief executive officer and managing partner of Atlantic Restaurant Group, a venture group focused on acquiring high-growth restaurant concepts. From 1994 through 1997, he served as president and chief executive officer of Mid-Atlantic Restaurant Systems, a Boston Market franchisee, and from 1988 through 1993, Mr. Wedo was employed by Pepsico Inc.'s KFC division, most recently as vice president. Ms. Wedo has a B.S. degree in Marketing and Finance from Pennsylvania State University.


     William Rianhard. Mr. Rianhard became President and Chief Operating Officer of the Company in May 2000. From October 1995 to April 2000, Mr. Rianhard was employed by Sara Lee Corporation as the President and Chief Operating Officer of Quikava, Inc., Hingham, MA., Chock Full o' Nuts Cafe franchising network. From 1976 to October 1995, Mr. Rianhard was employed by Allied Domecq U.S. Retailing, Randolph, MA. the parent company of Dunkin' Donuts, in various operations and development positions, serving the last four years as the Director of Concept Development. Mr. Rianhard has a B.A. degree from Ulster County College.

     Jerold E. Novack. Mr. Novack joined the Company as Vice President-Finance in June 1994 and has served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary since July 2000 and Chief Financial Officer, Treasurer and Secretary since January 1999. From 1991 to 1994, he served as Vice President/Controller of The Outdoor Furniture Store, Inc., Woodridge, NJ a specialty retail chain. From 1988 to 1991, he served as Controller for Richmond Ceramic Tile, Inc., New York, NY a retailer and distributor of ceramic tile. From 1985 to 1988, Mr. Novack served as Assistant Controller for Brooks Fashion Stores, Inc., New York, NY a specialty retail chain. Prior to 1985, Mr. Novack served as Import Division Controller for Mercantile Stores Company, Inc., New York, NY a department store chain. Mr. Novack has a B.S. degree in Accounting from Brooklyn College, City University of New York.

     Keith F. Barket. Mr. Barket has served as a director of the Company since June 1995. Mr. Barket is the Managing Director--Real Estate for Angelo, Gordon & Co., New York, NY. From 1988 to 1997, Mr. Barket was a Managing Director of Amerimar Enterprises Inc., New York, NY, a real estate investment and development company during which time he was involved in a variety of office, retail, residential and hotel projects. From 1984 to 1986, he worked as a senior tax accountant with Arthur Andersen & Co., New York, NY. Mr. Barket has a B.A. degree from Georgetown University and an M.B.A. degree from The Wharton School at the University of Pennsylvania.

     Karen Hogan. Ms. Hogan has served as a director of the Company since December 1997. From 1992 to 1997, Ms. Hogan served as Senior Vice President, Preferred Stock Product Management at Lehman Brothers, Inc., New York, NY. From 1985 to 1992, Ms. Hogan served as Vice President, New Product Development Group at Lehman Brothers, Inc., New York, NY. Ms. Hogan has a B.S. degree from the State University of New York at Albany and an M.B.A. degree in Finance and Economics from Princeton University.

     Edward McCabe. Mr. McCabe has served as director of the Company since February 1997. Mr. McCabe has served as a marketing and investment banking consultant since 1998. From 1991 to 1998, Mr. McCabe was Chief Executive Officer of McCabe & Company, New York, NY, an advertising and communications company. From 1967 to 1986 he served in various capacities, most recently as President and Worldwide Creative Director, at Scali, McCabe, Sloves, Inc., New York, NY, an advertising agency he co-founded. He also serves on the advisory board of ThinkTanksWorldwide.com.

     Leonard Tannenbaum. Leonard Tannenbaum, C.F.A., has served as a director of the Company since March 1999. Mr. Tannenbaum is currently the Managing Partner at MYFM Capital LLC, a boutique investment banking firm, and a partner at BET Associates LP, a $50 million venture capital fund (see "Principal Holders of Voting Stock"). Mr. Tannenbaum is a holder of the Chartered Financial Analyst designation and is a member of AIMR. Mr. Tannenbaum currently serves on the board of directors of the following companies: Corteq, General Devices, Timesys, an embedded Linux company, and Transcentives.com, an Internet holding company. Previously, Mr. Tannenbaum was the president of on-line auction company CollectingNation.com, a partner in a $50 million hedge fund, an assistant portfolio manager at Pilgrim Baxter, and an Assistant Vice President in the small company group of Merrill Lynch. Mr. Tannenbaum has an M.B.A in Finance and Bachelors of Science in Management from the Wharton School at the University of Pennsylvania.

     Eve Trkla. Ms. Trkla is a controlling person of Brookwood Financial Partners, L.P., an affiliate of Brookwood New World Investors, LLC, (see "Principal Holders of Voting Stock"). Ms. Trkla has been, since May 1993, the Chief Financial Officer of Brookwood Financial Partners, L.P. Ms. Trkla's prior experience in the financial services field includes eight years as a lender at The First National Bank of Boston and one year as the Senior Credit Officer at The First National Bank of Ipswich. Ms. Trkla also serves as a director of UbiquiTel, Inc., a Sprint PCS affiliate. Ms. Trkla is a cum laude graduate of Princeton University.

     William Nimmo. Mr. Nimmo is a partner at Halpern, Denny & Co. a private equity investment firm and party to the Stock Purchase Agreement (see "Principal Holders of Voting Stock"). From 1989 to 1997, Mr. Nimmo was a partner at Cornerstone Equity Investors, L.L.C. and its predecessor firm, Prudential Equity Investors, Inc. Prior to joining Prudential Equity Investors in 1989; he spent ten years with J.P. Morgan & Company. Mr. Nimmo is a graduate of Dartmouth College and received an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth. Mr. Nimmo serves on the Boards of a number of private companies.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth as of July 30, 2001, certain information regarding beneficial ownership of the Company's Common Stock (i) by each person who, to the knowledge of the Company, beneficially owned more than 5% of the shares of Common Stock of the Company outstanding at such date; (ii) by each director of the Company; (iii) by the Chief Executive Officer of the Company; and (iv) by each executive officer of the Company, other than the Chief Executive Officer, who was serving as such at July 30, 2001 and whose annual compensation exceeded $100,000:

                                                                                                          Percentage
                                                                                         Shares Owned     Beneficially
NAME OF BENEFICIAL OWNER**                                                                  Number           Owned
------------------------                                                                    ------           -----
Halpern Denny III, L.P...........................................................        16,951,320(1)       50.88%
Greenlight.......................................................................        14,961,583(1)       47.64%
Brookwood New World Investors, LLC...............................................         3,263,178(1)       16.56%
BET Associates, L.P..............................................................         3,820,523(2)       19.39%
Bruce Toll.......................................................................         3,820,523(2)       19.39%
Special Situations Fund..........................................................         4,287,811(1)       20.68%
Frank and Lydia LaGalia..........................................................           981,800           5.97%
R. Ramin Kamfar..................................................................         1,012,282(3)        5.91%
William Rianhard.................................................................            15,000(4)        *
Anthony D. Wedo..................................................................                 0(5)        *
Jerold E. Novak..................................................................           703,971(6)        4.17%
Keith F. Barket..................................................................            67,721(7)        *
Edward McCabe....................................................................            48,532(8)        *
Karen Hogan......................................................................            66,434(9)        *
Leonard Tannenbaum...............................................................           138,972(10)       *
Eve Trkla........................................................................            10,000(11)       *
William Nimmo....................................................................            10,000(12)       *

All Directors and Executive Officers as a group (10 persons).....................         2,072,912          11.65%

-----------

*    Less than one percent (1%).

** Address for each officer and director of the Company is the Company's principal office located at 246 Industrial Way West, Eatontown, NJ.

(1)  Consists of Common Stock which may be purchased pursuant to warrants.

(2) Includes 557,345 shares beneficially owned by BET Associates, L.P. and 3,263,178 shares which may be purchased under warrants by it. Mr. Toll is a controlling person of BET Associates, L.P.

(3) Includes 684,367 shares, which may be acquired upon the exercise of options which will be exercisable within 60 days.

(4) Includes 15,000 shares, which may be purchased pursuant to the exercise of options which will be exercisable within sixty (60) days.

(5) Does not include options to purchase ______________ shares of common stock in connection with Mr. Wedo's employment agreement, which options are not exercisable within sixty (60) days.

(6) Includes 421,662 shares, which may be acquired upon the exercise of options.

(7) Includes 37,000 shares, which may be acquired upon the exercise of presently exercisable options.

(8) Includes 35,000 shares, which may be acquired upon the exercise of presently exercisable options.

(9) Includes 30,000 shares, which may be acquired upon the exercise of presently exercisable options.

(10) Includes options to purchase 30,000 shares of Common Stock and warrants to purchase 70,000 shares of Common Stock. Does not include 3,820,523 shares owned beneficially by BET Associates, L.P., of which Mr. Tannenbaum is a limited partner owning 10% of the interest of the limited partners, and of which shares Mr. Tannenbaum disclaims beneficial ownership.

(11) Includes 10,000 shares, which may be acquired upon the exercise of presently exercisable options. Ms. Trkla is a controlling person of Brookwood Financial Partner, L.P., an affiliate of Brookwood New World Investors, LLC (see Note (1) above). Ms. Trkla disclaims a beneficial interest in the Common Stock beneficially owned by Brookwood New World Investors, LLC.

(12) Includes 10,000 shares, which may be acquired upon the exercise of presently exercisable options. Does not include 10,605,140 shares owned beneficially by Halpern Denny III, LP (see Note (1)) in which Mr. Nimmo is a partner. Mr. Nimmo disclaims a beneficial interest in the Common Stock beneficially owned by Halpern Denny III, LP.


       PROPOSAL NO. 3. TO APPROVE THE ISSUANCE OF WARRANTS TO PURCHASE AN AGGREGATE OF 13,720,000 SHARES OF THE COMPANY'S COMMON STOCK IN CONNECTION
  WITH THE SALE OF SENIOR SECURED INCREASING RATE PROMISSORY NOTES AND WARRANTS
   TO PURCHASE AN AGGREGATE OF 42,950,564 SHARES OF COMMON STOCK IN CONNECTION
     WITH THE SALE OF THE SERIES F PREFERRED STOCK, AND THE ISSUANCE OF THE UNDERLYING COMMON STOCK FOR PURPOSES OF THE NASDAQ NATIONAL MARKET LISTING
                              OF OUR COMMON STOCK.

     The Board of Directors has approved and issued, and is recommending to the Stockholders for approval at the Special Meeting of Stockholders, the issuance, of warrants to purchase an aggregate of 13,720,000 shares of the Company's Common Stock in connection with the sale of senior secured increasing rate promissory notes and warrants to purchase an aggregate of 42,950,564 shares of Common Stock in connection with the sale of Series F. Preferred Stock, and the underlying Common Stock. The exercise price of all of the Warrants is $.01 per share.

     The purpose of the requested approval is to attempt to meet a condition of a continued listing of our common stock on the NASDAQ National Market. The staff of NASDAQ has advised us that the issuance of the warrants and the potential issuance of the underlying common stock described above are, in the view of the staff, in violation of rules requiring prior stockholder approval for transactions or issuances that may result in a change in control of an issuer, where more than twenty percent (20%) of an issuer's common stock is issued or issuable in connection with the acquisition of the stock or assets of another company and where twenty percent (20%) or more of the common stock of an issuer is issuable at a price below the then market price.

     The staff of NASADQ has advised us that its position is that the approval being sought by this proxy statement related to the issuance of such warrants and common stock will not be sufficient to remedy the failure to obtain prior approval and that the staff will recommend that our common stock be delisted from the NASDAQ National Market. We will seek an administrative review of this determination before an appeal panel of NASDAQ. We do not know what the outcome of such an appeal will be, and there may be a determination that the stockholder approval being sought hereby is not sufficient to remedy the rule violations indicated by the staff of NASDAQ, in which event a delisting of our common stock would result.

     In the event a delisting appears to be likely, we will re-apply for listing of our common stock on the NASDAQ National Market and/or apply for listing on another nationally recognized stock market. There can be no assurance we can obtain such listing. A delisting of our common stock from NASDAQ National Market would, in the absence of another listing, adversely affect the liquidity of the trading market for our common stock which, in turn, may have an adverse effect on the price of our common stock.

     The warrants were issued in a series of related transactions in connection with the Company's efforts to acquire the business and assets of Einstein/Noah Bagel Corp. ("Einstein"). In or about December 2000, the Company determined it would be necessary to purchase certain debentures issued by Einstein. To finance the purchase of these debentures and certain related expenses, the Company sold shares of its Series F Preferred Stock and warrants to purchase common stock to certain investors. After significant efforts, on June 1, 2001, the Company became the successful bidder in the Bankruptcy Court for the assets of Einstein with a bid of $160 million plus the assumption of $30 million in trade debt. In order to finance the acquisition of the assets of Einstein, the Company issued $140 million principal value of senior secured increasing rate notes and warrants to purchase common stock in a financing conducted by Jefferies & Company, Inc. The Company also sold additional shares of Series F Preferred Stock and warrants to purchase common stock to help finance the acquisition of the assets of Einstein.

     The following is a detailed description of the transactions referred to above.


     Bond Purchase Agreement dated January 17, 2001. On or about January 17, 2001, the Company entered into a Bond Purchase Agreement (the "Bond Purchase Agreement") with Greenlight Capital, L.P., Greenlight Capital Qualified, L.P., and Greenlight Capital Offshore, Ltd., (collectively the "Greenlight Entities"). Pursuant to the Bond Purchase Agreement, the Greenlight Entities formed a limited liability company ("Bondco") and invested in the same Ten Million ($10,000,000) Dollars for the purchase of certain debentures ("Einstein Debentures") issued by the Einstein/Noah Bagel Corporation ("Einstein") (the "Bonds"). The Company was designated the exclusive manager of Bondco. At the time of a combination of the Company and Einstein, Bondco had the option to sell its Bonds. The Company would then share in the profits (if any) and exclusively bear the losses in relation thereto, based on an agreed to accretion in the Greenlight Entities investment. Alternatively, Bondco could retain its Bonds or securities issued in lieu thereof or may sell the same to the Company in exchange for a newly created class of Series E Preferred Stock. In connection with the Bond Purchase Agreement, the Company also issued the Greenlight Entities warrants to purchase an aggregate of four million two hundred forty two thousand fifty six (4,242,056) shares of the Company's Common Stock at an exercise price of $.01 per share. The Bond Purchase Agreement provides that for so long as (i) there has not been a combination between the Company and Einstein, or (ii) there has been a combination with Einstein and the Series E Preferred Stock has not been issued to the Greenlight Entities, or (iii) the Series E Preferred Stock was issued, but has not been redeemed, then the Greenlight Entities are entitled to receive additional warrants equal to 0.9375% of the fully diluted Common Stock of the Company (excepting certain options and warrants) on January 17, 2002 and at the beginning of each succeeding three (3) month period. The warrant has a term of five (5) years. In addition, warrants for an additional 1.5% of the fully diluted Common Stock shall be issued at such time as the Series F Preferred Stock is redeemed. The Company and the Greenlight Entities entered into a Registration Rights Agreement relating to the shares purchasable under the warrants.

     Series F Preferred Stock and Warrant Purchase Agreement dated January 18, 2001. In January 2001, the Company sold shares of its Series F Preferred Stock to Halpern Denny III, L.P. ("Halpern Denny") in exchange for Twenty Million ($20,000,000) Dollars to be used for the purchase of Einstein Debentures. In connection with the purchase of the Series F Preferred Stock, the Company issued Halpern Denny a warrant to purchase eight million four hundred eighty four thousand one hundred twelve (8,484,112) shares of the Company's Common Stock at an exercise price of $.01 per share. The Series F Purchase Agreement provides that for so long as the Series F Preferred Stock has not been redeemed for cash (including payment of certain subordinated senior notes (the "Notes") to the holders of Series F Preferred Stock,) Halpern Denny shall receive additional warrants equal to 1.5% of the fully diluted Common Stock of the Company
(excepting certain options and warrants) on January 22, 2002 and on each succeeding June 30th and December 31st. The warrant has a term of five (5) years. The warrant contains certain anti-dilution provisions which provide that it will be exercisable for additional shares under certain events, as set forth in the warrant.

     Exchange Agreement dated January 22, 2001. BET Associates, L.P. ("BET") and Brookwood New World Investors, LLC ("Brookwood") invested the sum of Fifteen Million ($15,000,000) Dollars in August 2000 for substantially the same purpose as contemplated by the Series F Purchase Agreement. BET and Brookwood were then holders of Series D Preferred Stock, and had the right to approve the creation of Series F Preferred Stock. Therefore, the Company considered it appropriate to restructure the investment documents relating to their August 2000 investment. Accordingly, the Company, BET and Brookwood entered into an Exchange Agreement whereby they exchanged all of their outstanding Series D Preferred Stock, including accrued, but unpaid dividends (all of which were retired) for certain shares of Series F Preferred Stock. BET and Brookwood also exchanged the warrants received by them in August 2000 for warrants to purchase an aggregate of six million five hundred twenty six thousand three hundred fifty six (6,526,356) shares of Common Stock of the Company at an exercise price of $.01 per share. The form of these warrants are substantially identical to the form of the warrant issued to Halpern Denny including the anti-dilution provisions and provisions thereof relating to the increase of the warrant shares, except that the semi-annual increases are an aggregate of 1.154% of the fully diluted Common Stock of the Company (excepting certain options and warrants).

     Second Series F Preferred Stock and Warrant Purchase Agreement dated March 29, 2001. On or about March 29, 2001, the Company consummated a sale of five thousand (5,000) additional shares of Series F Preferred Stock to Halpern Denny in exchange for the sum of Five Million ($5,000,000) Dollars. The proceeds of this financing were used by the Company for costs and expenses related to its ongoing efforts to effect a business combination with Einstein. Pursuant to the terms of the Second Series F Preferred Stock and Warrants Purchase Agreement (the "Second Purchase Agreement"), the Company also issued to Halpern Denny warrants to purchase two million one hundred twenty one thousand and twenty eight shares (2,121,028) of the Company's Common Stock at an exercise price of $.01 per share (subject to adjustment as provided in the warrant). The form of the warrant issued to Halpern Denny is virtually identical to the form of warrant issued to Halpern Denny pursuant to the Company's January 2001 financing. The Second Purchase Agreement also provides that for so long as the Series F Preferred Stock has not been redeemed for cash (including payment of the Notes, if any), or until there is a combination between the Company and Einstein and a redemption of the Series F Preferred Stock, including delivery of the Notes (but not payment of the same), Halpern Denny shall receive additional warrants equal to 0.375% of the fully diluted Common Stock of the Company (excepting certain options and warrants) on March 29, 2002 and on each succeeding June 30th and December 31st. The warrant has a term of five (5) years. The warrant contains certain anti-dilution provisions which provide that it will be exercisable for additional shares under certain events, as set forth in the warrant.

     Series F Preferred Stock and Warrant Purchase Agreement dated June 7, 2001. On or about June 7, 2001, the Company consummated the sale of four thousand (4,000) additional shares of its Series F Preferred Stock to Halpern Denny in exchange for the sum of Four Million ($4,000,000) Dollars pursuant to the terms of the Series F Preferred Stock and Warrant Purchase Agreement dated June 7, 2001 (the "June Purchase Agreement"), the proceeds of which were used for costs, expenses and expenditures related to the Einstein acquisition. In connection with the June Purchase Agreement, the Company also issued to Halpern Denny warrants to purchase in the aggregate three million three hundred eighty four thousand six hundred twenty nine (3,384,629) shares of the Company's Common
Stock at an exercise  price of $.01 per share.  The warrants have a term of five
(5) years and contain certain anti-dilution provisions which provide that they will be exercisable for additional shares under certain events as set forth in the warrants.

     Third Series F Preferred Stock and Warrant Purchase Agreement dated June 19, 2001. On or about June 19, 2001, the Company sold twenty one thousand (21,000) additional shares of its Series F Preferred Stock in exchange for Twenty One Million ($21,000,000) Dollars pursuant to the terms of the Third Series F Preferred Stock and Warrant Purchase Agreement with certain investors, the proceeds of which were used for costs, expenses and expenditures related to the Einstein acquisition. In addition, in connection with the sale of the Series F Preferred Stock (the "Third Purchase Agreement"), the Company sold warrants to purchase in the aggregate eighteen million one hundred ninety two thousand three hundred eighty three (18,192,383) shares of the Company's Common Stock at an exercise price of $.01 per share (subject to adjustment as provided in the warrant). The warrants have a term of five (5) years and contain anti-dilution provisions which provide they will be exercisable for additional shares under certain events as set forth in the warrants. The Third Purchase Agreement provides that for so long as the Series F Preferred Stock has not been redeemed for cash (including payment of the Notes, if any), Halpern Denny, the Greenlight Entities and certain investors collectively known as the Special Situations
Funds shall receive additional warrants equal to a percentage (specified therein) of the fully diluted Common Stock of the Company (excepting certain options and warrants) on June 19, 2002 and each succeeding June 30th and December 31st.

     One Hundred Forty Million Dollar High Yield Note Sale to Jefferies & Company, Inc. In connection with acquisition of Einstein, the Company issued One Hundred Forty Million ($140,000,000) Dollars of senior secured increasing rate notes due 2003 (the "$140 Million Facility") to Jefferies & Company, Inc. In connection with the $140 Million Facility, the Company also issued warrants to purchase in the aggregate of thirteen million seven hundred twenty thousand (13,720,000) shares of the Company's Common Stock at an exercise price of $.01 per share. The warrants are exercisable for a period of five (5) years. In addition, if on March 15, 2002, the notes issued under the $140 Million Facility remain outstanding, the Company will issue additional warrants representing 1% of its fully diluted Common Stock. If on June 15, 2002, the notes issued under the $140 Million Facility remain outstanding, the Company will issue additional warrants representing 1% of the Company's fully diluted Common Stock. After June 15, 2002, the Company will issue on a monthly basis additional warrants representing 1% of the fully diluted Common Stock of the Company until the notes issued under the $140 Million Facility have been repaid. The warrants also contain certain anti-dilution provisions which provide that it will be exercisable for additional shares under certain events as set forth in the warrant.


     Each of the holders of our Series F Preferred Stock, together with such holder's related entities, because of the warrants held by them which are described above, is an affiliate of the Company (see "Principal Holders of Voting Securities"). In addition, William Nimmo, Eve Trkla and Leonard Tannenbaum, who have been designated by the holders of Series F Preferred Stock as members of our Board of Directors, have interests, respectively, in Halpern Denny, Brookwood and BET.

     As of the record date, there were _____ shares of Common Stock issued and outstanding. As a result of the exercise of the warrants described above, the current holders of our Common Stock would experience substantial dilution, since the holders of our Series F Preferred Stock own warrants to purchase Common Stock which, if issued, would equal ___% of the voting stock of the Company as of the record date. The holders of our Series F Preferred Stock currently have the right to designate up to four members of our Board of Directors and, in the event dividends on the Series F Preferred Stock are in arrears, or that the Series F Preferred Stock is not redeemed in accordance with its terms, the holders of our Series F Preferred Stock will be entitled to designate a majority of the members of the Board of Directors until such default is cured.

     Although the holders of our Series F Preferred Stock would, upon exercise of their warrants, own ___% of the outstanding voting stock as of the record date, the agreement under which they can designate four directors also provides for an additional six directors, three of whom are chosen from management and the other three of whom are chosen as independent directors by the non-investor members of the Board of Directors.

     The requested approval is solely for the purposes of the NASDAQ National Market listing of our common stock. Under the terms of the warrants, the same are and will be exerciseable whether or not there is stockholder approval.


Vote Required and Board Recommendation

     The affirmative vote of holders of a majority of the shares entitled to vote at the Special Meeting of Stockholders is required to approve, for purposes of the NASDAQ National Market listing, the issuance of the warrants and underlying common stock described above. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ISSUANCE OF THE WARRANTS AND THE UNDERLYING COMMON STOCK.


     4. OTHER MATTERS

     The Board of Directors has no knowledge of any other matters which may come before the Special Meeting of Stockholders and does not intend to present any other matters. However, if any other business shall properly come before the Special Meeting of Stockholders or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares of Common Stock represented by the accompanying proxy in accordance with their best judgment.

           PROCEDURE FOR SUBMISSION OF YEAR 2001 STOCKHOLDER PROPOSALS

     Proposals by stockholders for inclusion in the 2001 Annual Meeting of Stockholders proxy statement must be received by New World Coffee-Manhattan Bagel, Inc., 246 Industrial Way West, Eatontown, New Jersey 07724, pursuant to the provisions of the Restated Certificate of Incorporation. To be timely, a stockholder's notice must be received not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the Annual Meeting of Stockholders is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary, notice by the stockholder to be timely must be so received not earlier than the ninetieth day prior to such Annual Meeting of Stockholders and not later than the close of business on the later of (1) the sixtieth day prior to such Annual Meeting of Stockholders; or
(2) the tenth day following the date on which notice of the date of the Annual Meeting of Stockholders was mailed or public disclosure there of was made, whichever first occurs. All such proposals are subject to the applicable rules and requirements of the Securities and Exchange Commission.

                                  OTHER MATTERS

     So far as the Board of Directors is aware, only the aforementioned matters will be acted upon at the Special Meeting of Stockholders. If any other matters properly come before the Special Meeting of Stockholders, it is intended that the accompanying proxy may be voted on such other matters in accordance with the best judgment of the person or persons voting said proxy.

                                   By order of the Board of Directors.

                                   Jerold E. Novack, Secretary


Dated:  August 22, 2001



                               COMMON STOCK PROXY
                               ------------------

                    NEW WORLD COFFEE - MANHATTAN BAGEL, INC.
                             246 Industrial Way West
                           Eatontown, New Jersey 07724

          This Proxy is Solicited on Behalf of the Board of Directors.

     The undersigned, revoking all previous proxies, hereby appoints R. Ramin Kamfar and Jerold E. Novack, and each of them, proxies with power of substitution to each, for and in the name of the undersigned to vote all shares of Common Stock of New World Coffee - Manhattan Bagel, Inc. (the "Company"), held of record by the undersigned on July 30, 2001 which the undersigned would be entitled to vote if present at the Special Meeting of Stockholders of the Company to be held on September 12, 2001, at 9:30 a.m. at 246 Industrial Way West, Eatontown, New Jersey 07724, and any adjournments thereof, upon the matters set forth in the Notice of Special Meeting of Stockholders.

     The undersigned acknowledges receipt of the Notice of Special Meeting and Proxy Statement.

     1. TO APPROVE THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK FROM 50,000,000 SHARES TO 150,000,000 SHARES.


                  FOR __________    AGAINST ____________      ABSTAIN _________


     2. TO APPROVE THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE OUR NAME TO NEW WORLD ENTERPRISES, INC.

                  FOR __________    AGAINST ____________      ABSTAIN _________

     3. TO APPROVE THE ISSUANCE OF WARRANTS TO PURCHASE AN AGGREGATE OF 13,720,000 SHARES OF THE COMPANY'S COMMON STOCK IN CONNECTION WITH THE SALE OF SENIOR SECURED INCREASING RATE PROMISSORY NOTES AND WARRANTS TO PURCHASE AN AGGREGATE OF 42,950,564 SHARES OF COMMON STOCK IN CONNECTION WITH THE SALE OF SERIES F PREFERRED STOCK, AND THE ISSUANCE OF THE UNDERLYING COMMON STOCK FOR PURPOSES OF THE NASDAQ NATIONAL MARKET LISTING.

                  FOR __________    AGAINST ____________      ABSTAIN _________

     4. TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.


                  FOR __________    AGAINST ___________       ABSTAIN _________

     PLEASE SIGN ON THE REVERSE SIDE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY and when properly executed will be voted as directed herein. If no direction is given, this Proxy will be voted "FOR" all proposals.


(Date)

(Signature)

(Signature, if held jointly)

     Please sign exactly as name appears below. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please list full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

     Please sign, date and return promptly in the enclosed envelope. No postage need be affixed if mailed in the United States.